Exhibit 10.2.13

RETIREMENT AND GENERAL RELEASE AGREEMENT
This Retirement and General Release Agreement (the “Agreement”) is made and entered into by and between CBL & Associates Management, Inc. (the “Company”) and Augustus N. Stephas (“Employee”) as of this 27th day of September 2018, but effective as of the “Effective Date” defined in paragraph F below.
WHEREAS, Employee currently serves as the Company’s Chief Operating Officer;
WHEREAS, Employee’s employment with the Company will end on December 31, 2018; and
WHEREAS, Employee and the Company wish to set forth the terms and conditions of Employee’s separation from employment, as well as resolve any disputes and claims that Employee or Company could potentially have arising from Employee’s employment by the Company, except for those arising out of this Agreement.
NOW THEREFORE, in consideration of the release and other promises contained in this Agreement, Company and Employee agree as follows:

A.	Retirement Date
Effective as of the close of business on September 28, 2018, Employee will cease to serve as an executive officer of the Company and will cease to serve as an executive officer for any affiliate of the Company; provided, however, Employee will remain as an employee of the Company through December 31, 2018 (his “Retirement Date”). During the period September 28, 2018 through his Retirement Date, Employee will perform transition and other services as reasonably requested by the Company. In addition, Employee agrees to execute such documents or instruments as the Company shall deem necessary to evidence that the Employee is no longer an executive officer of the Company after September 28, 2018 and that the Employee is no longer an executive officer or other officer of any affiliate of the Company after September 28, 2018.

B.	The Company’s Agreements

1.	Employee will receive his regular salary through his Retirement Date, in accordance with the Company’s regular payroll practices.

2.
Employee will receive a retirement benefit equal to $1,500,000. This amount will be paid in eighteen (18) equal monthly installments of $83,333.33 per installment, with the first installment being paid in January, 2019 and continuing thereafter through June, 2020 subject to any withholding or other requirements pursuant to applicable Federal income tax rules and regulations.

3.
Employee will receive a payment of $59,259, in full satisfaction of the qualitative component of his cash bonus (Annual Incentive Compensation Plan, “AIP”) under the Company’s Named Executive Officer Incentive Compensation Program as adopted by the Company’s Compensation Committee effective February 12, 2018 (the “2018 NEO Plan”) and described in the Company’s proxy statement for its 2018 Annual Meeting of Stockholders. This amount will be paid in a lump sum no later than March 15, 2019 and shall be subject to any withholding or other requirements pursuant to applicable Federal income tax rules and regulations.

4.
Employee will remain eligible to receive the quantitative component of his cash bonus (AIP) in accordance with the terms of the 2018 NEO Plan, dependent upon the Company’s performance in relation to the criteria established for such cash bonus, i.e., the quantitative metrics of FFO and SC NOI Growth as stated in the 2018 NEO Plan. The amount payable to Employee (if any) pursuant to such quantitative component of his annual cash bonus opportunity will be determined following December 31, 2018 and will be paid in a lump sum no later than March 15, 2019 and shall be subject to any withholding or other requirements pursuant to applicable Federal income tax rules and regulations.

5.
Provided that Employee complies in all material respects with the terms of this Agreement through his Retirement Date and provided that Employee shall have executed the Post-Effective Date Release that is provided as Exhibit A to this Agreement, 58,523 restricted shares of Company stock held by Employee which were awarded pursuant to Named Executive Officer Restricted Stock Agreements between the Company and the Employee dated February 10, 2016, February 7, 2017 and February 12, 2018, shall vest on January 2, 2019.

6.
The Performance Stock Units that have been awarded to Employee pursuant to the Performance Stock Unit Award Agreements between the Company and Employee dated February 10, 2016, February 7, 2017 and February 12, 2018 (collectively, the “PSU Agreements”) will be cancelled on the Employee’s Retirement Date per the terms of the PSU Agreements, and Employee shall not receive any Company stock or cash compensation on such cancellation pursuant to the terms of such PSU Agreements.

7.
Employee shall be eligible to participate in the Company’s health insurance program under the Company’s Tier III Post-65 Retiree Program from January 1, 2019 through December 31, 2023 at the Company’s cost. Following December 31, 2023, Employee shall be entitled to continue to participate in the Company’s health insurance program per the terms of the Company’s Tier III Post-65 Retiree Program but at Employee’s cost.

8.
Except for any claim or cause of action based upon the fraud of Employee or the willful misconduct of Employee, Company hereby knowingly and voluntarily releases and waives any and all claims, demands or causes of action, known or unknown, that as of the Effective Date, Company has or could have against Employee that arise from or in any way relate to Company’s employment of Employee, to the full extent permitted by law.

C.	Employee’s Agreements

1.
Full and General Release of Liability. Employee hereby knowingly and voluntarily releases and waives any and all claims, demands, or causes of action (collectively, “claims”) known or unknown, suspected or unsuspected, that, as of the date Employee signs this Agreement, Employee has or could have against the Company, its current (or former) directors, officers, executives, employees, owners, shareholders, insurers, attorneys, fiduciaries, successors, assigns, subsidiaries or any other individual or entity related to the Company, without limitation, exception, or reservation (collectively, the “Released Parties”) that arise from or in any way relate to Employee’s employment by the Company or the ending of that employment. Employee understands that Employee is releasing the Released Parties, to the maximum extent permitted by law, from any liability which any or all of the Released Parties may have or may have had to Employee, at any time up to and including the date Employee signs this Agreement. This release includes a waiver (a giving up) of any legal rights or claims Employee may have or may have had, including but not limited to claims of race, color, national origin, sex or gender, age, religious, disability or other protected class discrimination, harassment, or retaliation, arising under Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Civil Rights Act of 1866 (Section 1981), the Americans with Disabilities Act of 1990, as amended by the Americans with Disabilities Act Amendments Act, the Age Discrimination in Employment Act (“ADEA”), any applicable federal, state or local anti-discrimination statute or law, any violation of Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Federal Constitution, the Tennessee Human Rights Act, the Tennessee Disability Act, Tennessee’s Law on Equal Pay, the Tennessee Wage Payment Act, Tenn. Code Ann. § 50-2-103 et seq., the Tennessee Family and Medical Leave Law, the Tennessee Worker Adjustment and Retraining Notification Act, the Tennessee Whistleblower Act., any state constitution, all claims for workers’ compensation retaliation or discrimination, all claims arising under Company policy or practice, and all claims arising under any other federal, state or local statute, regulation, or the common law, including but not limited to claims sounding in tort or contract, to the maximum extent permitted by law.

This release does not apply to or include any claims that cannot be released or waived by law. In addition, this Agreement and release shall not preclude Employee from communicating with,

providing information to, or filing, testifying, assisting, or participating in a charge, complaint, investigation, or proceeding with, the Equal Employment Opportunity Commission (EEOC), the Occupational Safety and Health Administration (OSHA), the Securities and Exchange Commission (SEC), the National Labor Relations Board (NLRB), or any other federal, state, or local governmental or law enforcement agency or commission (“Government Agencies”). However, Employee agrees that the payment received pursuant to this Agreement shall be the sole relief provided to Employee and hereby releases and waives any right to monetary recovery, reinstatement, or other personal relief from such Government Agencies arising from such claims.

2.
Return of Company Property. Employee agrees to return all of the Company’s property, including but not limited to, all laptops, cellular phones, electronic devices, keys, other Company property, and the originals and all copies, summaries, and abstracts of all written, recorded, or computer-generated information that Employee has in Employee’s possession or control and that Employee has obtained in connection with Employee’s employment with the Company.

3.
Adequacy of Consideration. Employee acknowledges that the payments and other promises provided by the Company under this Agreement constitute adequate consideration for Employee’s execution of this Agreement, and further acknowledges that the benefits provided are in excess of the value to which Employee may otherwise be entitled under existing policies or practices of the Company.

4.
Employee Acknowledgements. Employee acknowledges that as of the date Employee signed this Agreement, Employee: (1) has not suffered a work-related injury that has not been properly disclosed to the Company; (2) has not exercised any actual or apparent authority by or on behalf of any of the Released Parties that Employee has not specifically disclosed to the Company; and (3) has not entered into any agreements, whether written or otherwise, with any of the Company’s employees (current and former) or third parties that could legally bind the Company that have not been specifically disclosed to the Company.

D.	No Admission of Liability
Employee acknowledges that this Agreement shall not in any way be construed as an admission by the Company of any liability on the part of the Company or any of the other Released Parties, and that all such liability is expressly denied by the Company.

E.	Voluntary Nature of Agreement and Advice of Counsel
Employee acknowledges that Employee has read this Agreement and understands its terms. Employee signs the Agreement voluntarily, of Employee’s own free will, without coercion or duress, and with full understanding of the significance and binding effect of the Agreement. Employee is hereby advised to consult with an attorney before signing this Agreement, and Employee acknowledges Employee has had an opportunity to review this Agreement with an attorney prior to execution.

F.	Consideration Period
The date the Employee received this Agreement is September 25, 2018 [Initialed: Company /s/ JVC and Employee /s/ ANS]. Employee has twenty-one (21) calendar days after such date within which to consider the Agreement. Employee may elect to execute this Agreement at any time prior to the expiration of the 21-day period but any such execution prior to the expiration of the 21-day period shall be deemed to be an acknowledgement that the Employee has been entitled to the 21-day consideration period and has elected to execute the Agreement prior to the expiration of the 21-day period. If Employee elects to execute this Agreement, Employee must remit a signed original counterpart of this Agreement to Jeffery V. Curry, Chief Legal Officer, CBL & Associates Management, Inc., 2030 Hamilton Place Blvd., Suite 500, Chattanooga, Tennessee 37421. Employee may send his signed original counterpart of this Agreement by certified mail, at Employee’s expense, to the address noted directly above, or Employee may hand deliver the original counterpart to Jeffery V. Curry. Employee may revoke the Agreement after signing by delivering (by hand or by certified mail, return receipt requested) a written notice of revocation to Jeffery V. Curry, at the above address, within seven calendar days after Employee executes the

Agreement. Unless revoked within the time period and pursuant to the procedures noted directly above, this Agreement will become effective and enforceable on the eighth calendar day following the date Employee executes the Agreement (“Effective Date”).

G.	Binding Effect
This Agreement will be binding upon and inure to the benefit of Employee and Employee’s heirs, administrators, representatives, executors, successors and assigns, as well as the Company and its successors and assigns.

H.	Tax Issues
Employee expressly acknowledges that no oral or written representation of fact or opinion has been made to Employee by the Company or its attorneys regarding the tax treatment or consequences of any payment made under the Agreement. It is expressly understood that, to the extent any additional liability or responsibility exists for Employee’s federal, state, and local income or other taxes, such liability or responsibility rests solely with Employee. Employee further agrees to indemnify and hold harmless the Company in connection with any additional liability incurred by the Company in connection with any tax or taxes for which Employee is responsible. Employee acknowledges that the Company will deduct from any compensation payable to Employee or payable on Employee’s behalf under this Agreement all applicable federal, state, and local income and employment taxes and other taxes and withholdings required by law.
The payments and benefits set forth in this Agreement have been structured in a manner, and shall be interpreted and administered at all times, to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable exemptions set forth in regulations issued thereunder, including, if applicable, the six month delayed payment requirement for specified employees. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Code Section 409A.
If Employee is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in Employee’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of Employee to reimbursement of expenses under this Agreement shall be subject to liquidation or exchange for another benefit.

I.	Non-Disparagement
Employee agrees not to disparage the Company or any of the Released Parties to the media or to others, including but not limited to any current or former employee of the Company, any current or former colleague of Employee, or any of the Company’s current, former or potential investors, lenders, joint venture partners, tenants, customers or clients. Specifically, Employee is prohibited from making any statements or claims regarding the Company or any of the Released Parties that may be considered to be derogatory or detrimental to the good name or business reputation of the Company or any of the Released Parties. If at any time after the Effective date and prior to Employee’s Retirement Date and at any time after the Retirement Date, Employee is in a situation, discussion or circumstance in which his former status as an executive officer of the Company could cause his conduct to be a reflection of the Company or impact the Company or its operations, other officers, directors or other personnel, Employee agrees to conduct himself in a professional and ethical manner and in a way most likely to promote a positive image of the Company.

J.	Confidential Information
Employee acknowledges that Employee has held positions of trust and confidence with the Company and that, during the course of Employee’s employment, Employee has been exposed to information that is proprietary in nature, confidential to the Company and not generally available to the public and which, if divulged, would be potentially damaging to any Released Parties, or the subjects of the information. Employee agrees that Employee will return to the Company any documents in Employee’s possession or under Employee’s control relating to such information. Employee further agrees to keep such information in strict confidence and not disclose such information to any person except as required by law. Employee agrees not to use or disclose to any party, at any time or in any manner, directly or indirectly, any business or trade secrets or other confidential information learned or obtained by Employee while employed by the Company. Such confidential information includes, but is not limited to, any information disclosed to or known by Employee as a consequence of employment with the Company and not generally known in the industry in which the Company is engaged. Employee also agrees not to disclose or discuss with third parties the terms and provisions of this Agreement. If Employee is required to disclose information pursuant to a court order or other government process or such disclosure is necessary to comply with applicable law or defend against such claims, then Employee shall: (a) notify the Company promptly before any such disclosure is made; (b) at the Company’s request and expense, take all reasonably necessary steps to defend against such process or claims; and (c) refrain from opposing the Company’s participation with counsel of its choice in any proceeding relating to any such court order, other government process or claims.

K.	Cooperation
Employee agrees that, upon reasonable request by the Company, Employee will participate in the investigation, prosecution, or defense of any matter involving the Company, any of the other Released Parties, or any other matter that arose during Employee’s employment, provided the Company shall compensate Employee for the reasonable value of the time required for such participation, and shall reimburse Employee for any reasonable travel and out-of-pocket expenses incurred in providing such participation at its request, the purpose of which reimbursement is to avoid cost to Employee and not to influence Employee’s participation.

L.	Governing Law
This Agreement will be interpreted and enforced in accordance with the laws of the State of Tennessee, to the extent state law applies, and under federal law, to the extent federal law applies.

M.	Consent to Jurisdiction of the Courts of Hamilton County, Tennessee and the U.S. District Court, E.D. Tennessee, at Chattanooga
Should a lawsuit be filed by either party to enforce this agreement, both the Company and Employee specifically and without reservation, consent to the exclusive jurisdiction and venue of either the Chancery or Circuit Courts of Tennessee, Eleventh Judicial District, at Chattanooga, and the Company and Employee specifically agree that these Courts have the sole and exclusive jurisdiction to dispose of these claims and that they are the proper forum(s) for the resolution of those claims. The parties agree not to file any action to enforce this agreement in any other jurisdiction or Court. The non-prevailing party following final, non-appealable order or judgement will bear the costs of that action, attorneys’ fees, and all other discretionary costs.

N.	Severability
Should any provision of this Agreement be declared or determined by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining parts, terms and provisions shall continue to be valid, legal and enforceable, and will be performed and enforced to the fullest extent permitted by law.

O.	Complete Agreement
This Agreement contains the entire agreement between Employee and the Company, and supersedes all prior agreements or understandings between them on the subject matters of this Agreement, provided that Employee shall continue to be bound by Employee’s obligations with respect to confidential information, and proprietary information and trade secrets. This Agreement cannot be altered, amended, or modified in any respect, except by a writing signed by Employee and the Company.

P.	Counterparts
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. Any party may execute this Agreement by signing any such counterpart. A digital copy of one or both signatures shall have the full effect of an original.

IMPORTANT: EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE’S MATERIAL BREACH OF THE PROVISIONS OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO EMPLOYEE’S BREACH OF THE PROVISIONS OF PARAGRAPH I ABOVE (NON-DISPARAGEMENT) AND PARAGRAPH J ABOVE (CONFIDENTIALITY), WILL HAVE SERIOUS LEGAL CONSEQUENCES TO EMPLOYEE INCLUDING A FORFEITURE OF ANY PAYMENTS DUE TO BE MADE TO EMPLOYEE UNDER THIS AGREEMENT AND AN OBLIGATION TO REPAY TO THE COMPANY ANY PAYMENTS PREVIOUSLY MADE BY THE COMPANY TO THE EMPLOYEE UNDER THIS AGREEMENT.
EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS BEEN HEREBY ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT EMPLOYEE FURTHER ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS HAVE BEEN ADVISED THAT THIS AGREEMENT IS A BINDING LEGAL DOCUMENT. EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT AND THAT EMPLOYEE HAS VOLUNTARILY AND KNOWINGLY ENTERED INTO THIS AGREEMENT AND HAS EXECUTED THIS AGREEMENT FREE OF ANY DURESS OR COERCION.
NOTWITHSTANDING ANYTHING ELSE CONTAINED IN THIS AGREEMENT TO THE CONTRARY, EMPLOYEE MUST EXECUTE THIS AGREEMENT WITHIN THE TIME PERIOD PRESCRIBED BY PARAGRAPH F. ABOVE AND THE PERIOD TO REVOKE THE AGREEMENT MUST EXPIRE WITHOUT REVOCATION PRIOR TO THE DATE ANY PAYMENT IS DUE. IF EMPLOYEE FAILS TO TIMELY EXECUTE THIS AGREEMENT OR REVOKES THIS AGREEMENT PRIOR TO ITS EFFECTIVE DATE (AS DEFINED IN PARAGRAPH F. ABOVE), ALL PAYMENTS AND OTHER AMOUNTS SHALL BE FORFEITED.

Executed to be effective as of the Effective Date as referenced herein.
COMPANY                            EMPLOYEE
CBL & Associates Management, Inc.
By:    /s/ Jeffery V. Curry
Name:    Jeffery V. Curry                     /s/ Augustus N. Stephas
Title:    Chief Legal Officer                     Augustus N. Stephas

EXHIBIT A
POST-EFFECTIVE DATE RELEASE AND WAIVER OF CLAIMS
January ___, 2019
In exchange for certain termination payments, benefits and promises set forth in that certain Retirement and General Release Agreement by and between CBL & Associates Management, Inc. (the “Company”) and Augustus N. Stephas (“Employee”), dated September 27, 2018 (the “Agreement”), Employee knowingly and voluntarily releases the Company, its current (or former) directors, officers, executives, employees, owners, shareholders, insurers, attorneys, fiduciaries, successors, assigns, subsidiaries or any other individual or entity related to the Company, without limitation, exception, or reservation (collectively, the “Released Parties”) from any and all claims, demands, or causes of action (collectively, “claims”) known or unknown, suspected or unsuspected and arising or accruing between the Effective Date of the Agreement and December 31, 2018, that Employee has or could have against the Released Parties that arise from or in any way relate to Employee’s employment by the Company or the ending of that employment. Employee understands that Employee is releasing the Released Parties, to the maximum extent permitted by law, from any liability which any or all of the Released Parties may have or may have had to Employee, at any time up to and including the date Employee signs this Post-Effective Date Release and Waiver of Claims (the “Post-Effective Date Release”). This release includes a waiver (a giving up) of any legal rights or claims Employee may have or may have had, including but not limited to claims of race, color, national origin, sex or gender, age, religious, disability or other protected class discrimination, harassment, or retaliation, arising under Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Civil Rights Act of 1866 (Section 1981), the Americans with Disabilities Act of 1990, as amended by the Americans with Disabilities Act Amendments Act, the Age Discrimination in Employment Act (“ADEA”), any applicable federal, state or local anti-discrimination statute or law, any violation of Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Federal Constitution, the Tennessee Human Rights Act, the Tennessee Disability Act, Tennessee’s Law on Equal Pay, the Tennessee Wage Payment Act, Tenn. Code Ann. § 50-2-103 et seq., the Tennessee Family and Medical Leave Law, the Tennessee Worker Adjustment and Retraining Notification Act, the Tennessee Whistleblower Act., any state constitution, all claims for workers’ compensation retaliation or discrimination, all claims arising under Company policy or practice, and all claims arising under any other federal, state or local statute, regulation, or the common law, including but not limited to claims sounding in tort or contract, to the maximum extent permitted by law.
Employee acknowledges that Employee has read this Post-Effective Date Release and understands its terms. Employee signs the Post- Effective Date Release voluntarily, of Employee’s own free will, without coercion or duress, and with full understanding of the significance and binding effect of this Post-Effective Date Release. Employee is hereby advised to consult with an attorney before signing this Post-Effective Date Release, and Employee acknowledges Employee has had an opportunity to review this Post-Effective Date Release with an attorney prior to execution.

Augustus N. Stephas
Date: January ___, 2019